Exhibit 10.2

THIS CREDIT AGREEMENT (this “Agreement”) dated as of January 24, 2007 by and among SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), SL GREEN REALTY CORP., a corporation formed under the laws of the State of Maryland (the “Parent”), WACHOVIA CAPITAL MARKETS LLC, as sole Lead Arranger (the “Lead Arranger”) and sole Book Manager (the “Book Manager”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, each of KEYBANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents (the “Co-Syndication Agents”), each of EUROHYPO AG, NEW YORK BRANCH and ING REAL ESTATE FINANCE (USA) LLC, as Co-Documentation Agents (the “Co-Documentation Agents”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(b).

WHEREAS, the Parent has entered into that certain Agreement and Plan of Merger dated as of August 3, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Parent, Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. (“Reckson”) and Reckson Operating Partnership, L.P. (the “Reckson OP”), pursuant to which the Parent is to acquire Reckson (the “Acquisition”);

WHEREAS, the Borrower has requested the Lenders to make term loans to the Borrower in the principal amount of up to $500,000,000 to finance a portion of the cost of the Acquisition and for the other purposes permitted by this Agreement; and

WHEREAS, the Lenders are willing to make such loans to the Borrower on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“1031 Property” means property held by a “qualified intermediary” (a “QI”) or an “exchange accommodation titleholder” (an “EAT”) (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Guarantor in connection with the acquisition of such property by the Borrower or a Subsidiary pursuant to, and qualifying for tax treatment under, Section 1031 of the Internal Revenue Code.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquisition” has the meaning given that term in the recitals of this Agreement.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding five percent (5.0%) or more of any Equity Interest in the Borrower; or (c) five percent (5.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include any officer or director of such Person.  In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Affiliated Lender” means any commercial bank or financial institution which is (a) the parent corporation of any of the Lenders, (ii) a Wholly Owned Subsidiary of any of the Lenders or (iii) a Wholly Owned Subsidiary of the parent corporation of any of the Lenders.

“Agent” means Wachovia Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means:

(a)           prior to the Investment Grade Rating Date, the percentage rate set forth below corresponding to the ratio of Senior Indebtedness to Total Asset Value as determined in accordance with Section 9.1. in effect at such time:

Level	Senior Indebtedness to Total Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	< 0.35 to 1.00	0.85%	0.0%
2	> 0.35 to 1.00 and < 0.45 to 1.00	0.95%	0.0%
3	> 0.45 to 1.00 and < 0.55 to 1.00	1.10%	0.10%
4	> 0.55 to 1.00	1.25%	0.25%

The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Senior Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3.  Any adjustment to the Applicable Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 8.1., as of the date 50 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 8.2., as of the date 95 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate, and (c) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Agent’s request for such Compliance Certificate.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate.  As of the Agreement Date, and thereafter until changed as provided above, the Applicable Margin is determined based on Level 3; and

(b)           on and at all times after the Investment Grade Rating Date, the percentage per annum determined, at any time, based on the range into which the Parent’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”).  Any change in the Parent’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs.  During any period that the Parent has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings.  During any period after the Investment Grade Rating Date for which the Parent has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating.  During any period after the Investment Grade Rating Date for which the Parent has not received a Credit Rating from either Rating Agency, then the Applicable Margin shall be determined based on Level 5.

Level	Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3	0.50%	0.0%
2	BBB+/Baa1	0.55%	0.0%
3	BBB/Baa2	0.60%	0.0%
4	BBB-/Baa3	0.80%	0.0%
5	< BBB-/Baa3	1.00%	0.20%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning given that term in Section 12.5.(b).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.  The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.30 per square foot times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Parent and its Subsidiaries.

“Capitalization Rate” means six and three-quarters of one percent (6.75%).

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any state thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make a Term Loan to the Borrower pursuant to Section 2.1. in an amount up to the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount”.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the aggregate outstanding principal amount of such Lender’s Term Loan to (b) the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Construction Budget” means the fully-budgeted costs for the acquisition and construction of a given parcel of real property (including, without limitation, the cost of acquiring such parcel of real property, reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs) as reasonably determined by the Parent in good faith.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Event” means either of the following: (a) the Continuation of a LIBOR Loan, and (b) the Conversion of a Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of the Parent.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning given that term in Section 3.11.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include any Lender).

“Development Property” means a Property (a) currently under development and on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed or (b) on which the development of all such improvements (other than tenant improvements on unoccupied space) has been completed for a period not in excess of 18 months.

“Dollars” or “$” means the lawful currency of the United States of America.

“EAT” has the meaning given that term in the definition of 1031 Property.

“EBITDA” means, with respect to a Person for any period (without duplication), net income (loss) of such Person for such period determined on a consolidated basis, exclusive of the following (but only to the extent included in determination of such net income (loss)) (a) depreciation and amortization; (b) Interest Expense; (c) income tax expense; and (d) extraordinary or non-recurring gains and losses.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as an office property; (b) the Property is owned, or leased under a Ground Lease, entirely by the Borrower and/or a Subsidiary of the Borrower; (c) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.  An Eligible 1031 Property shall also constitute an Eligible Property.

“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such 1031 Property is fully developed as an office property; (b) the Borrower or a Subsidiary leases such 1031 Property from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Borrower or a Subsidiary manages such 1031 Property; (c) the Borrower or a Subsidiary is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary(ies) of the applicable QI or EAT that owns such 1031 Property) from the applicable QI or EAT and the applicable QI or EAT is obligated to sell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to the Borrower or a Subsidiary; (d) the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Guarantor which loan is secured either by a Mortgage on such 1031 Property or a pledge of all of the Equity Interests of the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable); (e) neither such 1031 Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than (i) Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens and (ii) the Lien of a Mortgage or pledge referred to in the immediately preceding clause (d)) or a Negative Pledge; and (f) such 1031 Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such 1031 Property.  In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 180 consecutive days; provided, the Agent may in its discretion extend such period by an additional 10 Business Days to permit the Parent and the Borrower to comply with Section 7.12. to cause the owner of such 1031 Property to become a Guarantor.  For purposes of determining Total Asset Value and Unconsolidated Asset Value, as applicable, such 1031 Property shall be deemed to have been owned or leased by the Borrower or such Subsidiary from the date acquired by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable).

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.  In addition, the Trust shall be deemed an Excluded Subsidiary.

“Existing Credit Agreements” means (a) that certain Credit Agreement dated as of September 29, 2005 by and among the Borrower, the Parent, the financial institutions from time to time party thereto as “Lenders”, the Wachovia Bank, National Association, as Agent, and the other parties thereto and (b) that certain Third Amended and Restated Credit Agreement dated as of December 28, 2005 by and among the Borrower, the Parent, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent, and the other parties thereto.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by Federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment to eliminate amounts attributable to Unconsolidated Affiliates but which have not actually been received by such Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gramercy Value” means an amount equal to the lesser of (a) 75% of the GAAP book value of the Gramercy Capital Corp. common stock owned by the Borrower and which is not subject to any Liens or Negative Pledge and (b) $100,000,000.  Gramercy Value shall be equal to zero if Gramercy Capital Corp. ceases to be listed on the New York Stock Exchange.

“Ground Lease”means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.  The ground lease associated with the property located at 1185 Avenue of the Americas, New York, New York, the term of which expires in the year 2043, will not be subject to the requirement of clause (a) of this definition.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor,” and, in any event, shall include the Parent.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit D.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP” toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Identified Property” means a Property which is subject to a Lien securing Nonrecourse Secured Indebtedness but which would otherwise qualify as an Eligible Property and which Property the Borrower has requested, and the Agent has agreed, to include as an Identified Property.

“Identified Property Indebtedness” means, the aggregate amount of Nonrecourse Secured Indebtedness which is secured by Liens on Identified Properties.

“Identified Property Value” means, the sum of (a) with respect to the Identified Properties owned by the Parent, the Borrower or any Subsidiary for the period of four consecutive fiscal quarters most recently ended, the quotient of (i) Net Operating Income attributable to such Identified Property for the period of four consecutive fiscal quarters most recently ended, divided by (ii) the Capitalization Rate, plus (b) the GAAP book value of Identified Properties acquired during such period of four consecutive fiscal quarters.  An Identified Property shall be excluded from the determination of Identified Property Value if at the time of such determination the obligor in respect of the Identified Property Indebtedness secured by a Lien on such Identified Property is in default of such Indebtedness.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 60 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person in respect of letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to recourse liability); and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.  All Loans shall constitute Indebtedness of the Borrower.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, for any period, without duplication, total interest expense of the Parent and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis for such period.

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7 days (with the approval of the Agent), 1, 2, 3 or 6 months thereafter, as the Borrower may select in the request for the Term Loans given pursuant to Section 5.1.(a)(xi) or in a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than one having a duration of 7 days) that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or in the case of an Interest Period for a LIBOR Loan other than one having a duration of 7 days, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from both S&P and Moody’s, respectively.

“Investment Grade Rating Date” means the date on which the Parent first obtains an Investment Grade Rating from both of the Rating Agencies.

“Junior Subordinated Indenture” means that certain Junior Subordinated Indenture dated as of June 30, 2005 by and between the Borrower and JPMorgan Chase Bank, National Association, as Trustee.

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns, and as the context requires.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Level” has the meaning given that term in the definition of “Applicable Margin”.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of such LIBOR Loan would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision)

of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; (d) in the case of a security, a third party’s right to purchase such security, and (e) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Parent, the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations.  Schedule 1.1. sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Parent and its Subsidiaries or the Borrower and its Subsidiaries, in each case, taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary that directly owns or leases an Eligible Property or directly owns a Structured Finance Investment, or in the case of an Eligible 1031

Property, the Subsidiary that holds the note evidencing the loan made to the EAT or QI to finance the acquisition of such Eligible 1031 Property.

“Merger Agreement” has the meaning given such term in the recitals of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower, a Guarantor or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means with respect to (a) any conveyance, sale, lease, sublease, transfer or other disposition (each a “disposition”) of any Property owned or leased by a Reckson Party, the aggregate amount of all cash received (including without limitation, all cash payments received by way of deferred payment of principal or interest pursuant to a note or installment receivable or otherwise, but only as and when received), directly or indirectly, by the Parent or any Subsidiary in connection with such disposition net of (i) the amount of any out-of-pocket legal fees, title and recording tax expenses, commissions and other customary fees and expenses actually incurred by the Parent or any Subsidiary in connection with such disposition, (ii) any income taxes reasonably estimated in good faith to be payable by the Parent or any Subsidiary in connection with such disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements) and other taxes thereon to the extent such other taxes are actually paid by the Parent or any Subsidiary, and (iii) any repayments by the Parent or any Subsidiary of Secured Indebtedness to the extent that such Secured Indebtedness is secured by a Lien on the property that is the subject of such disposition, and (b) the incurrence, assumption, refinancing or other means of becoming obligated of or on Indebtedness (each an “incurrence”), the aggregate amount of all cash received by the Parent or any Subsidiary from such incurrence, net of the amount of any out-of-pocket legal fees, title and recording tax expenses, investment banking fees, underwriting discounts, commissions and other customary fees and expenses actually incurred by the Parent or any Subsidiary in connection therewith.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of one and one-half percent (1.50%) of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to any Equity Issuance by a Person, an amount equal to (a) the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person or an Affiliate of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance and minus (b) the aggregate amount of the proceeds of such Equity Issuance used at the time of such Equity Issuance to redeem, repurchase or otherwise acquire or retire any other Equity Interest (other than Mandatorily Redeemable Stock) of such Person.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Nonrecourse Secured Indebtedness” means, with respect to a Person, Indebtedness which is both Nonrecourse Indebtedness and Secured Indebtedness.

“Note” has the meaning given such term in Section 2.8.(a).

“Notice of Continuation” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by non-Affiliated tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Property.  For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of such date.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).  For purposes of this definition, Indebtedness of an Unconsolidated Affiliate shall not constitute an Off-Balance Sheet Obligation.

“Parent” has the meaning given such term in the introductory paragraphs hereof and shall include the Parent’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 12.5.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or such Guarantor; and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent or a Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interests in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time.  The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) by the Parent, the Borrower or any other Subsidiary and which is located in a state of the United States of America or the District of Columbia.

“QI” has the meaning given that term in the definition of 1031 Property.

“Rating Agencies” means S&P and Moody’s.

“Reckson” has the meaning given such term in the recitals of this Agreement and shall include Reckson’s successors and permitted assigns.

“Reckson Indenture” means that certain Indenture dated as of March 26, 1999 by and among the Reckson OP, as Issuer, Reckson, as Guarantor, and The Bank of New York, as Trustee.

“Reckson Limitation Termination Event” means the earliest to occur of any of the following with respect to all Reckson Notes: (a) all Reckson Notes that are (i) Securities (as defined in the Reckson Indenture) are no longer Outstanding Securities (as defined in the Reckson Indenture) and (ii) Notes (as defined in the Reckson Note Purchase Agreement) are no longer outstanding; (b) the Parent shall have succeeded to, and shall have been substituted for, the Reckson OP as the “Issuer” under (i) the Reckson Indenture pursuant to Section 805 of the Reckson Indenture in respect of all such Securities and (ii) under the Reckson Note Purchase Agreement, or (c) the Reckson Note Documents and the Reckson Notes no longer contain any limitations on the ability of any of the Reckson Parties to incur Indebtedness (as defined in the Reckson Indenture) in respect of the Guaranty.

“Reckson Note Documents” means the Reckson Note Purchase Agreement and the Reckson Indenture.

“Reckson Note Purchase Agreement” means that certain Note Purchase Agreement dated August 27, 1997 among the Reckson OP, Reckson FS Limited Partnership and the Purchasers listed on Schedule A attached thereto, regarding $150,000,000 of 7.20% Notes issued on August 27, 1997 and due August 28, 2007.

“Reckson Notes” means (a) all Securities (as defined in the Reckson Indenture) issued by the Reckson OP pursuant to the terms of the Reckson Indenture, including without limitation, the following which are outstanding as of the Agreement Date: (i) $200,000,000 of 7.750% Notes issued March 26, 1999 and due March 15, 2009, (ii) $50,000,000 of 6.0% Notes issued June 17, 2002 and due June 15, 2007, (iii) $150,000,000 of 5.150% Notes issued January 22,

2004 and due January 15, 2011, (iv) $150,000,000 of 5.875% Notes issued August 13, 2004 and due August 15, 2014, (v) $287,500,000 of 4.000% Exchangeable Debentures issued June 27, 2005 and due June 15, 2025 and (vi) $275,000,000 of 6.0% Notes issued March 31, 2006 and due March 31, 2016; and (b) all Notes (as defined in the Reckson Note Purchase Agreement).

“Reckson OP” has the meaning given such term in the recitals of this Agreement and shall include the Reckson OP’s successors and permitted assigns.

“Reckson Parties” means Reckson, the Reckson OP and the other Reckson Subsidiaries.

“Reckson Subsidiaries” means the Reckson OP and the Subsidiaries of the Reckson OP.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans (not held by Defaulting Lenders who are not entitled to vote).  Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Responsible Officer” means with respect to the Parent and the Borrower, the chairman, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the general counsel, any executive vice president and any senior vice president, and with respect to any Subsidiary (other than the Borrower), the chief executive officer, the chief operating officer and the chief financial officer.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any Subsidiary now or hereafter outstanding.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Debt” means the principal of and any premium and interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower, whether or not such claim for post-petition interest is allowed in such proceeding) all Debt of the Borrower, whether incurred on or prior to the date of the Junior Subordinated Indenture or thereafter incurred, unless it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding, that such obligations are not superior in right of payment to the debt securities authenticated and delivered under the Junior Subordinated Indenture; provided, that Senior Debt shall not be deemed to include any other debt securities (and guarantees, if any, in respect of such debt securities) issued to any trust other than the Trust (or a trustee of any such trust), or to any partnership or other entity affiliated with the Borrower that is a financing vehicle of the Borrower (a “financing entity”) in connection with the issuance by such financing entity of equity securities or other securities pursuant to an instrument that ranks pari passu with or junior in right of payment to the Junior Subordinated Indenture.  For purposes of this definition, “Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the date of the Junior Subordinated Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (i) through (vii).  For the avoidance of doubt, Indebtedness of the Borrower in respect of debt securities authenticated and delivered under the Junior Subordinated Indenture shall not constitute Senior Debt.

“Senior Indebtedness” means (a) all Indebtedness of the Parent and (b) all Indebtedness of the Borrower that constitutes Senior Debt.

“Senior Unsecured Indebtedness” means all Senior Indebtedness which is also Unsecured Indebtedness.

“Significant Subsidiary” means any Subsidiary to which more than $50,000,000 of Total Asset Value is attributable.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Representations” means the representations and warranties set forth in Sections 6.1(a), (c), (d), (q)(i) and (r).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Structured Finance Investments” means, collectively, Investments directly or indirectly in (or in entities (other than Gramercy Capital Corp.) whose Investments are primarily in) (i) Indebtedness secured by Mortgages and Indebtedness in the form of mezzanine loans, and (ii) preferred equity Investments (including preferred limited partnership interests) in entities owning (or leasing pursuant to a Ground Lease) class B (or better) office properties located in the greater New York, New York area.  Structured Finance Investments shall also include existing Investments of the types described in the preceding sentence in entities with office properties in locations other than the greater New York, New York area, which existing Investments are held by the Borrower or a Wholly Owned Subsidiary of the Borrower as of the Agreement Date.

“Structured Finance Value” means an amount equal to the sum of 75% of the value (as determined in accordance with GAAP) of each Structured Finance Investment (a) that is not subject to any Lien or Negative Pledge and (b) in respect of which no obligor is more than 60 days past due in respect of its payment obligations thereunder.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Parent and Subsidiaries determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders’ equity of the Parent and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.12.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.

“Termination Date” means January 22, 2010, or such later date to which the Termination Date may be extended pursuant to Section 2.9.

“Titled Agents” means each of the Arranger, the Syndication Agents, and the Documentation Agents and their respective successors and permitted assigns.

“Total Asset Value” means the sum of all of the following of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) with respect to each Property (excluding Development Properties) owned by the Borrower or any Subsidiary for the period of four consecutive fiscal quarters most recently ended, the quotient of (i) Net Operating Income attributable to such Property for such period of four consecutive fiscal quarters, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties (excluding Development Properties) acquired during the most recent period of four consecutive fiscal quarters, plus (d) the GAAP book value of Development Properties, plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes, plus (f) the Structured Finance Value, plus (g) the Gramercy Value, plus (h) the GAAP book value of the Parent’s Investment in Unconsolidated Affiliates, plus (i) the GAAP book value of all 1031 Properties.

“Total Indebtedness” means all Indebtedness of the Parent, the Borrower and all their respective Subsidiaries determined on a consolidated basis.

“Trust” means SL Green Capital Trust I, a Delaware statutory trust.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unconsolidated Asset Value” means (a) the aggregate Net Operating Income attributable to the real property assets owned by each Unconsolidated Affiliate for the period of four consecutive fiscal quarters most recently ended divided by the Capitalization Rate, plus (b) the GAAP book value of the real property assets owned by each Unconsolidated Affiliate which were acquired during such four quarter period.

“Unencumbered Adjusted NOI” means, for any period, (a) NOI from all Eligible Properties, plus (b) NOI from all Identified Properties, plus (c) fifty percent (50%) of the revenues actually received by the Borrower in respect of Structured Finance Investments.

“Unencumbered Asset Value” means (a) the Unencumbered Adjusted NOI (excluding NOI attributable to Development Properties and Identified Properties and revenues attributable to Structured Finance Investments) from each Eligible Property owned by the Borrower or any Subsidiary for the period of four consecutive fiscal quarters most recently ended divided by the Capitalization Rate, plus (b) the GAAP book value of all Eligible Properties acquired during such period of four consecutive fiscal quarters most recently ended, plus (c) the GAAP book value of Development Properties not subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens) or any Negative Pledge, plus (d) the Identified Property Value, plus (e) the Structured Finance Value, plus (f) the Gramercy Value.  For purposes of this definition, to the extent the Unencumbered Asset Value attributable to the following categories of assets would exceed the applicable limits set forth below, such excess shall be excluded:

Asset Type	Limitation

Development Properties	10.0% of the Unencumbered Asset Value

Identified Property Value	25.0% of the Unencumbered Asset Value

Structured Finance Value plus Gramercy Value	The lesser of (i) $200,000,000 and (ii) 20% of the Unencumbered Asset Value determined exclusive of Structured Finance Value and Gramercy Value

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness, plus Identified Property Indebtedness.  To the extent that Identified Property Value is excluded from Unencumbered Asset Value, the related Indebtedness to such Identified Property Value shall be excluded from Unsecured Indebtedness.

“Unsecured Interest Expense” means, for a given period, all Interest Expense of the Parent and Subsidiaries attributable to Senior Unsecured Indebtedness of the Parent and Subsidiaries for such period plus all Interest Expense of the Parent and Subsidiaries attributable to Identified Property Indebtedness of the Parent and Subsidiaries for such period.

“Wachovia” means Wachovia Bank, National Association, together with its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person, by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.  General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

Section 1.3.  Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Borrower or the Parent with any financial covenant contained in any of the Loan Documents, only the pro rata share of the Borrower or the Parent, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

Article II. Credit Facility

Section 2.1.  Term Loan.

(a)                                  Generally.  Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make a Term Loan to the Borrower in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Term Loans requested by the Borrower in the request referred to in Section 5.1.(a)(xi) but in no event more than the amount of such Lender’s Commitment.  No later than 2:00 p.m. on the date one day prior to the anticipated Effective Date and upon the Agent’s request, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Term Loan to be made by such Lender.  No later than 4:00 p.m. on such date, the Agent shall deliver the proceeds of the Term Loans to a title company or financial institution (the “Escrow Agent”) which shall have agreed (a) to hold the proceeds of such Term Loans in escrow for the Lenders on terms acceptable to the Agent in its sole discretion and (b) to release such proceeds to the Borrower only upon written confirmation (which may be in the form of an e-mail) from the Agent or the Agent’s counsel that all of the conditions precedent set forth in Section 5.1. and Section 5.2.(a) shall have been satisfied or waived in accordance with this Agreement.  Unless the Agent shall have been notified by any Lender that such Lender does not intend to make available to the Agent the proceeds of the Term Loan to be made by such Lender, the Agent may assume that such Lender will make the proceeds of such Term Loan available to the Agent and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Escrow Agent the amount of such Term Loan to be provided by such Lender. Subject to satisfaction (or waiver in accordance with the terms of this Agreement) of the conditions set forth in Section 5.1. and Section 5.2.(a), the Agent will make the proceeds of the Term Loans available to the Borrower no later than 10:00 a.m. on the Effective Date by authorizing the Escrow Agent to release such proceeds from such escrow.  The amount of any Lender’s Commitment that is not made as a Term Loan on the Effective Date shall terminate.  The Borrower may not reborrow any portion of the Term Loans once repaid.

(b)                                 Interest Accrual; Return of Funds from Escrow.  The Borrower acknowledges that interest shall begin to accrue on a Lender’s Term Loan on the date such Lender makes the proceeds of such Term Loan available to the Agent (or the Agent makes the proceeds of a Term Loan available to the Escrow Agent on behalf of a Lender, with such interest being for the account of the Agent) as contemplated in the immediately preceding subsection.  The Borrower agrees that if the Effective Date has not occurred by January 31, 2007: (i) the Agent, on behalf of the Lenders, may require the Escrow Agent to return to the Agent the proceeds of the Term Loans which shall be paid to the Lenders (or the Agent, if applicable) in accordance with the applicable provisions of this Agreement; (ii) the Borrower shall pay to the Agent all accrued and unpaid interest on the Term Loans, which shall be paid to the Lenders (or the Agent, if applicable) in accordance with the applicable provisions of this Agreement and (iii) the Commitments shall terminate.

Section 2.2.  Rates and Payment of Interest on Loans.

(a)                                  Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of the Term Loan made by such Lender for the period from and including the date such Lender makes the proceeds of such Term Loan available to the Agent (or the Agent makes the proceeds of a Term Loan available to the Escrow Agent on behalf of a Lender, with such interest being for the account of the Agent) to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower to such Lender hereunder or under any of the other Loan Documents (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  Inaccurate Financial Statements or Compliance Certificates.  If any financial statement or Compliance Certificate delivered pursuant to Section 8.3. is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period prior to the Investment Grade Rating Date (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined on the basis of such corrected Compliance Certificate (as provided in clause (a) of the definition of Applicable Margin) for such Applicable Period, and (iii) the Borrower shall immediately pay to the Agent for the account of the Lenders the accrued additional interest owing calculated based on such higher Applicable Margin for such Applicable Period, which payment shall be promptly applied in accordance with Section 3.2. This subsection shall not in any way limit the rights of the Agent and Lenders (x) with respect to the last sentence of the immediately preceding subsection (a) or (y) under Article X.

Section 2.3.  Number of Interest Periods.

There may be no more than 10 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.4.  Repayment of Loans.

The Borrower unconditionally promises, in accordance with, and subject to, the provisions of the Loan Documents, to pay on the Termination Date, and there shall become absolutely due and payable on the Termination Date, all of the Loans outstanding on such date, together with all accrued and unpaid interest and charges thereon.

Section 2.5.  Prepayments.

The Borrower may prepay the Term Loans, in whole or in part, at any time without premium or penalty.  The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of the Term Loans and shall pay to the Agent for the account of the Lenders any amounts payable pursuant to Section 4.4. in connection with such prepayment.

Section 2.6.  Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected

Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist on the last day of the current Interest Period therefor, such Loan will automatically, on the last day of such Interest Period, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7.  Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted.  Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8.  Notes.

(a)                                  Notes.  The Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Term Loan.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note which Note shall recite that it is given to replace the lost, stolen, destroyed or mutilated Note, as applicable.

Section 2.9.  Extension of Termination Date.

The Borrower shall have the right, exercisable one time, to extend the Termination Date by one year.  The Borrower may exercise such right only by executing and delivering to the Agent at least 60 days but not more than 120 days prior to the current Termination Date, a written request for such extension (an “Extension Request”).  The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.6.(a).

Article III. Payments, Fees and Other General Provisions

Section 3.1.  Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 10.3., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt.  If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the borrowing of Term Loans from the Lenders under Section 2.1. shall be pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.3., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.3., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Term Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Term Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make a Term Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Minimum Amounts.

(a)                                  Borrowings and Conversions.  Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.  LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)                                 Prepayments.  Each voluntary prepayment of Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Term Loans then outstanding).

Section 3.6.  Fees.

(a)                                  Extension Fee.  If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.9., the Borrower agrees to pay to the Agent for the account of each Lender a fee equal to 0.20% of the amount of such Lender’s Term Loan at the time of such extension.  Such fee shall be due and payable in full on the date the Agent receives the Extension Request pursuant to such Section.

(b)                                 Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.

Section 3.7.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan or any other Obligations, and all Fees due hereunder, shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed, except in the case of LIBOR Loans which shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9.  Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.2.(a)(i) and (ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10.  Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11.  Defaulting Lenders.

If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender

(provided that the Borrower shall be deemed to have made payment to such Defaulting Lender of such amount) and shall be held uninvested by the Agent and paid to such Defaulting Lender upon such Defaulting Lender’s curing of its default.

Section 3.12.  Taxes.

(a)                                  Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)                                     pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)                                  promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii)                               pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b)                                 Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution of funds received from the Borrower or at its order hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)                                  Tax Forms.  Prior to the date that any Foreign Lender becomes a party hereto, such Foreign Lender shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Foreign Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code.  Each such Foreign Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Foreign Lender or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Foreign Lender or the Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Foreign Lender fails to deliver the above forms or other documentation, then the Agent (or the Borrower with the Agent’s consent) may withhold from any payments to be made to such Foreign Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent.  The obligation of the Lenders under this Section shall survive the repayment of all Obligations and the resignation or replacement of the Agent.

Article IV. Yield Protection, Etc.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)                                  Additional Costs.  The Borrower shall promptly pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs actually incurred by such Lender that are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve

System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender; or (iii) has or would have the effect of reducing the rate of return on capital of such Lender (or any Person controlling such Lender) to a level below that which such Lender (or such Person) could have achieved but for such Regulatory Change (taking into consideration the policies of such Lender or Person with respect to capital adequacy).

(b)                                 Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

(c)                                  Notification and Determination of Additional Costs.  Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent).  The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)                                  the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)                                 the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4.  Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)                                  any payment or prepayment (whether mandatory or optional and for whatever reason, including without limitation, acceleration) of a LIBOR Loan, or Conversion of a LIBOR Loan, owing to such Lender on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow all or a portion of any Term Loan as a LIBOR Loan from such Lender on the Effective Date or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of

Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Term Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12. or 4.1. with respect to periods up to the date of replacement.

Section 4.6.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a)                                  to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.

Section 4.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the underlying LIBOR rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Article V. Conditions Precedent

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to make the proceeds of the Term Loans available to the Borrower is subject to the following conditions precedent:

(a)                                  The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)                                     Counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  The Notes executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.8.;

(iii)                               The Guaranty executed by the Parent and each other Guarantor existing as of the Effective Date;

(iv)                              An opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing the matters set forth in Exhibit F;

(v)                                 The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrower and each other Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)                              A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)                           A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Continuation and Notices of Conversion;

(viii)                        Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                                Evidence that the Fees then due and payable under Section 3.6., and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date, have been paid;

(x)                                 If requested by the Agent, executed copies of each of the material agreements, documents and instruments delivered in connection with the Acquisition, each certified to the Agent as being true, complete and correct copies by the chief executive officer or the chief financial officer of the Parent;

(xi)                                A request from the Borrower for the Term Loans indicating how the proceeds thereof are to be made available to the Borrower, and if all or any portion of the Term Loans initially are to be LIBOR Loans, the amounts and the Interest Periods thereof;

(xii)                           A Compliance Certificate calculated as of September 30, 2006 (giving pro forma effect to the Acquisition); and

(xiii)                          Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b)                                 In the good faith judgment of the Agent and the Lenders:

(i)                                     no material provision or condition (including conditions relating to the accuracy of the representations and warranties set forth therein) of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Agent or the Lenders;

(ii)                                  all conditions precedent to the closing of the Acquisition (other than (x) the payment of the aggregate Merger Consideration (as defined in the Merger Agreement) by the Parent, or (y) the filing of the Articles of Merger of Reckson and Wyoming Acquisition Corp. in Maryland and the filing of the Certificate of Merger of Reckson OP and Wyoming Acquisition Partnership LP in Delaware) shall have been satisfied or waived; and

(iii)                               the Agent shall have been provided with a certificate from the Parent’s chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (i) and (ii); and

(c)                                  The Acquisition shall have been consummated prior to the Termination Date (as defined in the Merger Agreement).

Section 5.2.  Additional Conditions Precedent.

(a)                                  Term Loans.  The obligation of the Lenders to make the proceeds of the Term Loans available to the Borrower is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Term Loans or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects on and as of the date of the making of the Term Loans with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; provided, however, with respect to Reckson, its Subsidiaries and their businesses, only the following representations shall be deemed made on the Effective Date: (i) the Specified Representations and (ii) the representations and warranties of Reckson set forth in the Merger Agreement (x) that are material to the interests of the Lenders and (y) the breach of which would permit the Parent to terminate its obligations under the Merger Agreement (without regard to whether any notice is required to be given by the Parent in connection therewith).  The borrowing of the Term Loans on the Effective Date shall constitute a certification by the Parent and the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of the notice referred to in Section 5.1.(a)(xi) and, unless the Borrower otherwise notifies the Agent prior to the Effective Date) as of the Effective Date.

(b)                                 Conversions and Continuations.  The obligation of the Lenders to permit the occurrence of a Credit Event is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of such Credit Event or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such Credit Event with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  Each Credit Event shall constitute a certification by the Parent and the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  The provisions of this subsection (b) do not apply to the making of the Term Loans on the Effective Date or to the Conversion of LIBOR Loans into Base Rate Loans as provided in Sections 2.6., 4.2., and 4.6.

Section 5.3.  Condition Subsequent.

The Parent shall deliver to the Agent not later than 5:00 p.m. on the Business Day immediately following the Effective Date evidence reasonably satisfactory to the Agent of the filing of the Articles of Merger of Reckson and Wyoming Acquisition Corp. in Maryland and the filing of the Certificate of Merger of Reckson OP and Wyoming Acquisition Partnership LP in Delaware.

Article VI. Representations and Warranties

Section 6.1.  Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement, each of the Parent and the Borrower represents and warrants to the Agent and each Lender as follows:

(a)                                  Organization; Power; Qualification.  Each of the Parent, the Borrower, the other Loan Parties and each other Subsidiary is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Ownership Structure.  As of the Agreement Date (and after giving effect to the Acquisition), Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary, Significant Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (and after giving effect to the Acquisition) (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date (and after giving effect to the Acquisition), Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)                                  Authorization of Agreement, Etc.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder.  Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)                                 Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound, including without limitation, the Reckson Note Documents or any of the Reckson Notes; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)                                  Compliance with Law; Governmental Approvals.  Each Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to such Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)                                    Title to Properties; Liens.  As of the Agreement Date (and after giving effect to the Acquisition), Part I of Schedule 6.1.(f) is a complete and correct listing of all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other

Subsidiary.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Agreement Date (and after giving effect to the Acquisition), there are no Liens against any assets of the Parent, the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g)                                 Existing Indebtedness.  Schedule 6.1.(g) is, as of the Agreement Date (and after giving effect to the Acquisition), a complete and correct listing of all Indebtedness of the Parent, the Borrower and its other Subsidiaries, including without limitation, Guarantees of the Parent, the Borrower and its other Subsidiaries unrelated to the other Indebtedness listed on such Schedule, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

(h)                                 Material Contracts.  Schedule 6.1.(h) is, as of the Agreement Date (and after giving effect to the Acquisition), a true, correct and complete listing of all Material Contracts.  No event or condition exists which with the giving of notice, the lapse of time, or both, would permit any party to any such Material Contract to terminate such Material Contract.

(i)                                     Litigation.  Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Parent, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent, the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j)                                     Taxes.  All federal, state and other tax returns of the Parent, the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6.  As of the Agreement Date (and after giving effect to the Acquisition), none of the United States income tax returns of the Parent, the Borrower, its other Subsidiaries or any other Loan Party is under audit.  All charges, accruals and reserves on the books of the Parent, the Borrower and each of its other Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)                                  Financial Statements.  The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2005, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2006, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for the period of two fiscal quarters ending on such date.  Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)                                     No Material Adverse Change.  Since December 31, 2005, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Parent and its Subsidiaries taken as a whole.  Each of the Loan Parties is Solvent.

(m)                               ERISA.  Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect.  As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)                                 Not Plan Assets; No Prohibited Transaction.  None of the assets of the Parent, the Borrower, any other Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)                                 Absence of Defaults.  None of the Parent, the Borrower, any other Subsidiary or any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:  (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any other Subsidiary or other Loan Party is a party or by which the Parent, the Borrower or any other Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)                                 Environmental Laws.  Each of the Parent, the Borrower, its other Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent nor the Borrower is aware of, and has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, the Borrower, its other Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent’s and the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, its other Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(q)                                 Investment Company; Etc.  None of the Parent, the Borrower, any other Subsidiary or any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                                    Margin Stock.  None of the Parent, the Borrower, any other Subsidiary or any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)                                  Affiliate Transactions.  Except as permitted by Section 9.11., none of the Parent, the Borrower, any other Subsidiary or any other Loan Party is a party to any transaction with an Affiliate.

(t)                                    Intellectual Property.  Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person.  The Parent, the Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.  The use of such Intellectual Property by the Parent, the Borrower, its other Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u)                                 Business.  As of the Agreement Date (and after giving effect to the Acquisition), the Parent, the Borrower and the other Subsidiaries are engaged predominately in the business of owning, managing, leasing, acquiring, repositioning and making investments in office properties in the borough of Manhattan, New York, New York, together with other business activities incidental thereto.

(v)                                 Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower or any of its other Subsidiaries ancillary to the transactions contemplated hereby.

(w)                               Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any other Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading in any way material to the creditworthiness of the Parent, the Borrower, any other Subsidiary or any other Loan Party.  All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of the Parent, the Borrower, any other Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  As of the Effective Date, no fact is known to the Parent or the Borrower which has had, or may in the future have (so far as the Parent or the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in

Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.

(x)                                   REIT Status.  The Parent qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(y)                                 Eligible and Identified Properties; Structured Finance Investments.  As of the Agreement Date (and after giving effect to the Acquisition), Schedule 6.1.(y) is a correct and complete list of all Eligible Properties, all Identified Properties and all Structured Finance Investments, and the name of each Subsidiary that owns or leases any such Property or that owns any such Structured Finance Investment.

(z)                                   Foreign Assets Control.  None of the Parent, the Borrower, any other Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) to the best of its knowledge, derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

(aa)                            Acquisition.  As of the Effective Date and after giving effect to the application of the proceeds of the Term Loans as contemplated by Section 7.8., the Acquisition shall have been consummated in all material respects in accordance with the terms of the Merger Agreement and no material provision or condition (including conditions relating to the accuracy of the representations and warranties set forth therein) of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Agent or the Lenders.

Section 6.2.  Survival of Representations and Warranties, Etc.

Subject to Section 5.2.(a), the representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.9. and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Parent and the Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party noncompliance with which would permit any other party to such Material Contract to terminate such Material Contract.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4.  Conduct of Business.

The Parent and the Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, carry on, their respective businesses as described in Section 6.1.(u).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks (including in any event, insurance with respect to acts of terrorism in amounts that are commercially reasonable and which are acceptable to the Agent, such acceptance not to be unreasonably withheld) and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.  The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, from time to time, deliver to the Agent upon its request a detailed list, together with certificates of insurance evidencing all insurance then in effect (or if requested by the Agent, copies of the policies for such insurance), stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.  Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7.  Visits and Inspections.

The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Agent, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower and any Subsidiary or any other Loan Party with its accountants.

Section 7.8.  Use of Proceeds.

The Borrower shall use the proceeds of the Term Loans solely to finance the Acquisition in accordance with the Merger Agreement.  No part of the proceeds of any Loan will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 7.9.  Environmental Matters.

The Parent and the Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Parent, the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Parent, the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Parent, the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Parent, the Borrower, any Subsidiary or any other Loan Party.  The Parent and the Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10.  Books and Records.

The Parent and the Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11.  Further Assurances.

The Parent and the Borrower shall, at their cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12.  New Guarantors.

(a)                                  Requirement to Become Guarantor.  The Borrower may, at its option, cause any Subsidiary to become a Guarantor by executing and delivering to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.1.(a)(iv) through (viii) and (xiii) if such Subsidiary had been a Guarantor on the Effective Date.  The Agent shall send to any Lender, upon such Lender’s written request and at the expense of the Borrower, copies of each of the foregoing items once the Agent has received all such items with respect to a Subsidiary.

(b)                                 Release of a Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor (except for the Parent) from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (iii) the Agent shall have received such written request at least 10 Business Days prior to the requested date of release.  Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)                                  Inclusion of Eligible Properties in Financial Calculations.  An Eligible Property (other than an Eligible 1031 Property) owned or leased by a Subsidiary, a Structured Finance Investment owned by a Subsidiary and an Eligible 1031 Property acquired by an EAT or QI with proceeds of a loan made by a Subsidiary, shall be included in determinations of Unencumbered Adjusted NOI and Unencumbered Asset Value only if the Borrower has delivered each of the items required under the immediately preceding subsection (a) with respect to such Subsidiary.  An Eligible Property (other than an Eligible 1031 Property) and a Structured Finance Investment shall not be included in determinations of Unencumbered Adjusted NOI and Unencumbered Asset Value if any Subsidiary owning or leasing such Eligible Property or owning such Structured Finance Investment is not a Guarantor.  An Eligible 1031 Property shall not be included in determinations of Unencumbered Adjusted NOI and Unencumbered Asset Value if the Subsidiary that holds the note evidencing the loan made to the EAT or QI to finance the acquisition of such Eligible 1031 Property is not a Guarantor.

Section 7.13.  REIT Status.

The Parent shall at all times maintain its status as a REIT.

Section 7.14.  Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Article VIII. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to the Agent and each Lender at its Lending Office:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.  Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent, the Borrower and its other Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified.

Section 8.3.  Compliance Certificate; Other Reports.

At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and if the Agent or the Requisite Lenders reasonably believe that a Default or Event of Default may exist or may be likely to occur, within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent was in compliance with the covenants contained in Sections 9.1., 9.2. and 9.4. and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Parent and the Borrower with respect to such event, condition or failure.  At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., the Borrower shall also deliver (A) a report, in form and detail reasonably satisfactory to the Agent, setting forth a statement of Funds From Operations for the period of four consecutive fiscal periods then ending; and (B) a report, in form and detail reasonably satisfactory to the Agent, setting forth a list of all Properties acquired by the Parent, the Borrower and their Subsidiaries since the date of the delivery of the previous such report, such list to identify such Property’s name, location, year built or acquired, anchor tenants, if any, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the Occupancy Rate and Net Operating Income for such Property.

Section 8.4.  Other Information.

(a)                                  Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants;

(b)                                 Securities Filings.  Prompt notice of the filing of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange (such registration statements, reports and other periodic reports collectively referred to a “Security Filing”), and copies of any of the foregoing that is not publicly available to the Agent and the Lenders;

(c)                                  Shareholder Information.  Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party (but only to the extent that such financial statements, reports and proxy statements are not publicly available to the Agent and the Lenders);

(d)                                 Partnership Information.  Promptly upon the mailing thereof to the partners of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed (but only to the extent that such financial statements, reports and proxy statements are not publicly available to the Agent and the Lenders);

(e)                                  ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and of which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(f)                                    Litigation.  To the extent the Parent, the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any of their respective Subsidiaries are being audited;

(g)                                 Modification of Organizational Documents.  A copy of any amendment to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Parent, the Borrower or any other Loan Party within 15 Business Days after the effectiveness thereof (but only to the extent that such amendment is not publicly available to the Agent and the Lenders);

(h)                                 Change of Management or Financial Condition.  Prompt notice of any change in the senior management of the Parent, the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(i)                                     Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent or the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(j)                                     Judgments.  Prompt notice of any order, judgment or decree in excess of $10,000,000 having been entered against the Parent, the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(k)                                  Notice of Violations of Law.  Prompt notice if the Parent, the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(l)                                     Material Subsidiary.  Prompt notice of any Person becoming a Material Subsidiary;

(m)                               Material Asset Sales.  Prompt notice of the sale, transfer or other disposition of any material assets of the Parent, the Borrower, any Subsidiary or any other Loan Party to any Person other than the Parent, the Borrower, any Subsidiary or any other Loan Party;

(n)                                 Patriot Act Information.  From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(o)                                 Material Contracts.  Promptly upon entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract;

(p)                                 Reckson Limitation Termination Event.  Promptly upon the occurrence thereof, notice of the occurrence of any of the events described in the definition of the term “Reckson Limitation Termination Event”, together with such evidence as the Agent may reasonably request to establish the occurrence of such event.

(q)                                 Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

Section 8.5.  Electronic Delivery.

Documents required to be delivered pursuant to Section 8.1., 8.2. or 8.4.(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Parent posts such documents, or provides a link thereto, on the Parent’s website; or (b) on which such documents are posted on the Parent’s behalf on an internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Parent shall notify the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions of such documents. Any document required to be delivered pursuant to any of the other provisions of this Article VIII. which is suitable for delivery in electronic format, may be delivered to the Agent in such format pursuant to procedures approved by the Agent and if so delivered, shall be deemed to have been delivered on the date such document is delivered to the Agent pursuant to such procedures; provided that the Parent shall deliver paper copies of any such document to the

Agent upon the Agent’s request.  Promptly upon the Agent’s receipt of any such document, the Agent shall forward a copy thereof, in the form received, to each Lender pursuant to procedures approved by the Agent.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the certificate required by Section 8.3. to the Agent.  The Agent shall have no obligation to any of the other parties hereto to request the delivery of, or to maintain copies of, the documents referred to above.

Article IX. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., each of the Parent and the Borrower, as applicable, shall comply with the following covenants:

Section 9.1.  Financial Covenants.

The Parent shall not permit:

(a)                                  Maximum Leverage Ratio.  The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.65 to 1.00 at any time.

(b)                                 Maximum Senior Leverage Ratio.  The ratio of (i) Senior Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time.

(c)                                  Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Parent most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

(d)                                 Maximum Secured Indebtedness Ratio.  The ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to exceed 0.40 to 1.00 at any time.

(e)                                  Minimum Unencumbered Leverage Ratio.  The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis, to be less than 1.54 to 1.00 at any time.

(f)                                    Minimum Senior Unencumbered Leverage Ratio.  The ratio of (i) Unencumbered Asset Value to (ii) Senior Unsecured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis, to be less than 1.67 to 1.00 at any time.

(g)                                 Minimum Unencumbered Interest Coverage Ratio.  The ratio of (i) Unencumbered Adjusted NOI for the period of four consecutive fiscal quarters of the Parent most recently ending to (ii) Unsecured Interest Expense for such period, to be less than 2.00 to 1.00 at any time.

(h)                                 Minimum Unencumbered Asset Value.  The Unencumbered Asset Value attributable to Eligible Properties to be less than $600,000,000 at any time.  Until the occurrence of the Reckson Limitation Termination Event, Eligible Properties owned by any Reckson Party shall be disregarded when determining compliance with this subsection.

(i)                                     Minimum Number of Eligible Properties.  The number of Eligible Properties to be less than 5 at any time.  Until the occurrence of the Reckson Limitation Termination Event, Eligible Properties owned by any Reckson Party shall be disregarded when determining compliance with this subsection.

(j)                                     Maximum Unconsolidated Leverage Ratio.  The ratio of (i) Indebtedness of Unconsolidated Affiliates to (ii) Unconsolidated Asset Value, to exceed 0.72 to 1.00 at any time.

(k)                                  Minimum Net Worth.  Tangible Net Worth at any time to be less than (i) $1,000,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Parent, the Borrower or any Subsidiary after June 30, 2005 (other than Equity Issuances to the Parent, the Borrower or any Subsidiary).

(l)                                     Minimum Aggregate Occupancy Rate.  The aggregate Occupancy Rate for all Eligible Properties and Identified Properties to be less than 85% at any time.

Section 9.2.  Restricted Payments.

The Parent shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a)                                  the Borrower may declare and pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Parent to remain in compliance with Section 7.13. or (ii) 95.0% of Funds From Operations;

(b)                                 the Borrower may declare and pay cash distributions of capital gains to the Parent and other holders of partnership interests in the Borrower to the extent necessary for the Parent to make, and the Parent may make, cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;

(c)                                  the Parent, the Borrower or any Subsidiary may acquire the Equity Interests of a Subsidiary that is not a Wholly Owned Subsidiary;

(d)                                 a Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary; and

(e)                                  Subsidiaries may pay Restricted Payments to the Parent, the Borrower or any other Subsidiary.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.13.  If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Parent or any Subsidiary.

Section 9.3.  Indebtedness.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4. Certain Permitted Investments.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Parent, the Borrower and such other Subsidiaries to exceed the applicable limits set forth below:

(a)                                  Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries, such that the aggregate value of such Investments determined in accordance with GAAP exceeds 30.0% of Total Asset Value at any time;

(b)                                 Structured Finance Investments, such that the aggregate book value of all such Structured Finance Investments exceeds 15.0% of Total Asset Value at any time;

(c)                                  real property under construction such that the aggregate Construction Budget for all such real property exceeds 10.0% of Total Asset Value at any time;

(d)                                 Properties that are developed but that are not office properties, such that the value (based on the lower of cost or market price determined in accordance with GAAP) of all such Properties exceeds 10.0% of Total Asset Value at any time; and

(e)                                  other Investments not otherwise permitted under Section 9.5., such that the value of all such Investments exceeds 10.0% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of all of the items subject to the limitations in the preceding clauses (a) through (e) shall not exceed 40.0% of Total Asset Value at any time.

Section 9.5.  Investments Generally.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)                                  Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);

(b)                                 Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence;

(c)                                  Investments permitted under Section 9.4.;

(d)                                 Investments in Cash Equivalents;

(e)                                  intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.3.;

(f)                                    loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices.

Section 9.6.  Liens; Negative Pledges; Other Matters.

(a)                                  The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)                                 The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3., (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) in an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative

Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) the Existing Credit Agreements.

(c)                                  The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary; (iii) make loans or advances to the Parent, the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Parent, the Borrower or any Subsidiary.

Section 9.7.  Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                  any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent and the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Parent and the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) if the survivor entity is a Material Subsidiary within 5 Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which it is a party; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) if the survivor entity is a Material Subsidiary, items of the type referred to in Sections 5.1.(a)(v) through (viii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;

(b)                                 the Parent, the Borrower, its other Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)                                  a Person may merge with and into the Parent or the Borrower so long as (i) the Parent or the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower or a Subsidiary (other than the Borrower) with and into the Parent);

(d)                                 the Parent, the Borrower and each Subsidiary may sell, transfer, lease or dispose of assets among themselves.

Section 9.8.  Fiscal Year.

The Parent shall not change its fiscal year from that in effect as of the Agreement Date.

Section 9.9.  Modifications to Material Contracts.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.10.  Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.11.  Transactions with Affiliates.

The Parent and the Borrower shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent, the Borrower or any of its other Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.12.  ERISA Exemptions.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.13.  Reckson Limitations.

(a)                                  Generally.  Notwithstanding anything to the contrary contained in this Agreement but subject to the immediately following subsection (b), until the occurrence of the Reckson Limitation Termination Event:

(i)                                     the Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Person to, make any Investment in any Reckson Party;

(ii)                                  the Parent shall not permit any Reckson Party to acquire any asset (whether by means of a direct purchase, merger or otherwise); and

(iii)                               the Parent shall not permit any Reckson Party to (x) convey, sell, lease, sublease, transfer or otherwise dispose of any Property (other than leases and subleases of Properties in the ordinary course of business) that is not subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) of the definition of Permitted Liens) and is not subject to a Negative Pledge (such a Property being an “Unencumbered Property”), (y) incur, assume, or otherwise become obligated in respect of any Indebtedness secured by a Lien on any Unencumbered Property owned or leased by a Reckson Party or on any of the Parent’s direct or indirect ownership interest in such Reckson Party or (z) refinance any Indebtedness in respect of which any Reckson Party is obligated, unless in the case of any of the preceding clauses (x) through (z), all Net Cash Proceeds payable to or for the account of any Reckson Party are paid, or immediately distributed by a Reckson Party, to the Parent or the Borrower; provided, however, Net Cash Proceeds shall not be required to be paid to, or distributed to, the Parent or the Borrower to the extent, and only to the extent, such distribution would result in a Default or Event of Default (as each such term is defined in a Reckson Note Document).

Notwithstanding the foregoing, the Parent may permit (x) the Equity Interests of the Subsidiary that holds the note evidencing the loan made to the respective EATs to finance the acquisition of the Eligible 1031 Properties known as 810 7th Avenue, New York, New York and 1185 Avenue of the Americas, New York, New York and (y) title to such Eligible 1031 Properties to be held by a Reckson Subsidiary.

(b)                                 Elimination of Limitations.  Upon the occurrence of the Reckson Limitation Termination Event and at all times thereafter, the limitations of the immediately preceding subsection (a) shall cease to apply and shall be of no further force or effect.

Article X. Default

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                  Default in Payment of Principal.  The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b)                                 Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)                                  Default in Performance.  (i) The Borrower or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in Section 5.3., Section 8.4.(i) or Article IX. or (ii) the Parent, the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower, the Parent or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower or the Parent has received written notice of such failure from the Agent.

(d)                                 Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)                                  Indebtedness Cross-Default; Derivatives Contracts.

(i)                                     The Parent, the Borrower, any other Subsidiary or any other Loan Party shall fail to pay when due and payable, within any applicable grace or cure period, the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $50,000,000 or more (“Material Indebtedness”); or

(ii)                                  (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or

(y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof;

(iii)                               any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, and all applicable grace or cure periods shall have expired; or

(iv)                              there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $50,000,000 or more and such Loan Party shall fail to pay such Derivatives Termination Value as and when due.

(f)                                    Voluntary Bankruptcy Proceeding.  The Parent, the Borrower, any other Loan Party or any Significant Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any action indicating its consent to, approval of or acquiescence in any of the foregoing.

(g)                                 Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Significant Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Parent, the Borrower, such Significant Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)                                 Litigation; Enforceability.  The Parent, the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)                                     Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against the Parent, the Borrower, any Significant Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Parent, the Borrower, such Subsidiaries and such other Loan Parties, $50,000,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)                                     Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any Significant Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)                                  ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $20,000,000.

(l)                                     Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)                               Change of Control/Change in Management.

(i)                                     Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the Parent;

(ii)                                  During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute two-thirds of the Board of Directors of the Parent then in office; or

(iii)                               The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                  Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Section 10.1.(f) or 10.1.(g), (i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (ii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii)                                  Optional.  If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)                                 Appointment of Receiver.  To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3.  Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)                                  amounts due the Agent in respect of fees and expenses due under Section 12.2.;

(b)                                 amounts due the Lenders in respect of fees and expenses due under Section 12.2., pro rata in the amount then due each Lender;

(c)                                  payments of interest on all Loans, to be applied for the ratable benefit of the Lenders;

(d)                                 payments of principal of all Loans, to be applied for the ratable benefit of the Lenders;

(e)                                  amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

(f)                                    payment of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)                                 any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4.  Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, with the consent of the Requisite Lenders, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.5.  Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Section 10.6.  Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall be remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence (a) are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders, (b) are not intended to benefit the Borrower and (c) do not give the Borrower or any other Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Article XI. The Agent

Section 11.1.  Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing or anything else set forth in this Agreement, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.

Section 11.2.  Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to

Section 5.1.) or inspect the property, books or records of the Parent, the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3.  Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.”  Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4.  Wachovia as Lender.

Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity.  Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and any affiliate may accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5.  Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication.  Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6.  Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Parent, the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates.  Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7.  Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8.  Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent under the Loan Documents for good cause by the Requisite Lenders (determined exclusive of the Lender then acting as Agent) upon 30-days’ prior written notice to the Agent.  Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent).  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9.  Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders.  The titles of “Lead Arranger”, “Co-Syndication Agent” and “Co-Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XII. Miscellaneous

Section 12.1.  Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

SL Green Operating Partnership, L.P.
420 Lexington Avenue
New York, New York 10170
Attn: Chief Financial Officer
Telephone:	(212) 594-2700
Telecopy:	(212) 216-1785

with copies to:

SL Green Operating Partnership, L.P.
420 Lexington Avenue
New York, New York 10170
Attn: General Counsel
Telephone:	(212) 594-2700
Telecopy:	(212) 216-1785

and to

Greenberg Traurig, L.L.P.
200 Park Avenue
New York, New York 10166
Attn: Robert J. Ivanhoe, Esq.
Telephone:	(212) 801-9333
Telecopy:	(212) 801-6400

If to the Agent:

Wachovia Bank, National Association
301 S. College Street, NC 0172
Charlotte, North Carolina 28288
Attn: Rex E. Rudy
Telephone:	(704) 383-6506
Telecopy:	(704) 383-6205

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received.  Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), the consummation of the transactions contemplated thereby, and the initial syndication of the Term Loans by the Lead Arranger, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender and each of their respective affiliates, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an affiliate of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, which consent shall not be unreasonably withheld or delayed, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

Section 12.4.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE

COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE PARENT, THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OF THIS AGREEMENT.

Section 12.5.  Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (e) and, to the extent expressly contemplated hereby, the affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and the Lenders and of their respective affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate outstanding principal balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless the Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not already a Lender hereunder.

(iv)          Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in the form customarily required by the Agent.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance made in accordance with this Section, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).  The assigning Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such assigning Lender, as appropriate.

(c)           Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in Section 12.6.(b) that adversely affects such Participant.  Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., 4.4.to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Upon request from the Agent (or from the Borrower through the Agent), a Lender shall notify the Agent and the Borrower of the sale of any participation hereunder.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.12., 4.1. and 4.4. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12.(c) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6.  Amendments.

(a)           Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)           Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i)            subject the Lenders to any additional obligations;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)          reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv)          modify the definition of the term “Termination Date” except as contemplated under Section 2.9. or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due);

(v)           amend or otherwise modify the provisions of Section 3.2.;

(vi)          modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect;

(vii)         release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12.(b)) or release the Borrower from its obligations under this Agreement and the other Loan Documents; or

(viii)        increase the number of Interest Periods permitted with respect to Loans under Section 2.3.

(c)           No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(d)           No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon any Loan Party shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

Section 12.7.  Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or the Parent and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower or the Parent.  The Borrower acknowledges and agrees that it has not relied on the Agent, any Lender or any of their respective legal counsel for any tax advice relating to the transaction contemplated by this Agreement and the other Loan Documents.

Section 12.8.  Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about the Parent, the Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 12.8.); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.  Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.

Section 12.9.  Indemnification.

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12., 4.1. or 4.4. or expressly excluded from the coverage of such Section 3.12., 4.1. or 4.4.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws, whether or not such Indemnity Proceeding relates in any way to a New York Mortgage; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b)           The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any

Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(e)           If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(f)            The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10.  Termination; Survival.

At such time as all Loans and all other Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.  The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11.  Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.  Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.

Section 12.14.  Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.15.  Obligations with Respect to Loan Parties.

The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties.

Section 12.16.  Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this

Agreement or any of the other Loan Documents.  Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17.  Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.18.  Construction.

The Parent, the Borrower, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Parent, the Borrower, the Agent and each Lender.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

SL GREEN OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

SL GREEN REALTY CORP.

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with SL Green Operating Partnership, L.P.]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:
Title:

Commitment Amount:

$

Lending Office (all Types of Loans):

Wachovia Bank, National Association
301 S. College Street, NC0172
Charlotte, North Carolina 28288
Attention: Rex E. Rudy
Telephone:	(704) 383-6506
Telecopier:	(704) 383-6205

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with SL Green Operating Partnership, L.P.]

[LENDER]

By:
Name:
Title:

Commitment Amount:

$

Lending Office (all Types of Loans):

Attn:
Telephone:
Telecopy:

EXECUTION COPY

CREDIT AGREEMENT

Dated as of January 24, 2007

by and among

SL GREEN OPERATING PARTNERSHIP, L.P.,

as Borrower

SL GREEN REALTY CORP.,

as Parent,

WACHOVIA CAPITAL MARKETS, LLC,

as Lead Arranger and Book

Manager,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Each of

KEYBANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

Each of

EUROHYPO AG, NEW YORK BRANCH,

and

ING REAL ESTATE FINANCE (USA) LLC,

as Co-Documentation Agents,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO

AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,

as Lenders

i

SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure – Part I: Subsidiaries; Part II: Unconsolidated Affiliates
SCHEDULE 6.1.(f)	Title to Properties; Liens – Part I: Properties; Part II: Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(y)	Eligible and Identified Assets and Structured Finance Investments

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Notice of Continuation

EXHIBIT C	Form of Notice of Conversion
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Note
EXHIBIT F	Form of Opinion of Counsel
EXHIBIT G	Form of Compliance Certificate

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of                  , 200   (the “Agreement”) by and among                                            (the “Assignor”),                                            (the “Assignee”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of                 , 200   (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $              interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Commitment and all of the other rights and obligations of the Assignor under the Credit Agreement, the Assignor’s Term Note and the other Loan Documents (representing            % in respect of the aggregate amount of all Lenders’ Commitments), including without limitation, a principal amount of outstanding Term Loans equal to $                 and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of the Term Loan assigned and all facility and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment.  The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor as a Lender with respect to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation to indemnify the Agent as provided in the Credit Agreement (such obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, collectively, the “Assigned Obligations”).  The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b)           The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor.  The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement.  Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of the Borrower, any Subsidiary or any other Loan Party, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any Subsidiary or any other Loan Party in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document to which it is a party.  Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to become a Lender under the Credit Agreement.  The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation.  Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default.  The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2.  Payment by Assignee.  In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.

Section 3.  Payments by Assignor.  The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.

Section 4.  Representations and Warranties of Assignor.  The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to

$                   , and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Term Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $                   ; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5.  Representations, Warranties and Agreements of Assignee.  The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered in connection therewith or pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that, if not already a Lender and to the extent of the Assigned Commitment, it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender with respect to the Assigned Commitment.

Section 6.  Recording and Acknowledgment by the Agent.  Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Note.  Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7.  Addresses.  The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8.  Payment Instructions.  All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9.  Effectiveness of Assignment.  This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 12.5.(b) of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof.  Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement with respect to the Assigned Commitment and have the rights and obligations of a Lender thereunder to the extent of the Assigned Commitment and (ii) the Assignor shall relinquish its rights (except as otherwise provided in Section 12.10. of the Credit Agreement) and be released from its obligations under the Credit Agreement with respect to the Assigned Commitment; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.

Section 10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14.  Entire Agreement.  This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted as of the date first written above.

AGENT:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent

By:
Name:
Title:

SCHEDULE 1

Information Concerning the Assignee

Notice Address:

Telephone No.:
Telecopy No.:

Lending Office:

Telephone No.:
Telecopy No.:

Payment Instructions:

EXHIBIT B

FORM OF NOTICE OF CONTINUATION

                      , 200

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0166

Charlotte, North Carolina 28288-0166

Attn: Rex E. Rudy

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.6. of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.                                       The proposed date of such Continuation is                          , 200   .

2.                                       The aggregate principal amount of Loans subject to the requested Continuation is $                                                .

3.                                       The portion of such principal amount subject to such Continuation is $                                                .

4.                                       The current Interest Period for each of the Loans subject to such Continuation ends on                      , 200  .

5.                                       The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐	1 month
	☐	2 months
	☐	3 months

B-1

☐	6 months
☐	7 days (with the approval of the Agent)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.6. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

SL GREEN OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONVERSION

                         , 200

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0166

Charlotte, North Carolina 28288-0166

Attn: Rex E. Rudy

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.                                       The proposed date of such Conversion is                          , 200   .

2.                                       The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans

3.                                       The aggregate principal amount of Loans subject to the requested Conversion is $                                      .

4.                                       The portion of such principal amount subject to such Conversion is $                                      .

C-1

5.                                       The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐	Base Rate Loans
☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
	☐	7 days (with the approval of the Agent)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

SL GREEN OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF GUARANTY

THIS GUARANTY dated as of January 24, 2007, (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Subject to Section 30 in the case of a Reckson Subsidiary, each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h)           any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)            any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Agent or any Lender;

(k)           any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)            any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender  with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent, each Lender and any of their respective affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an affiliate of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any of the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF

MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21.  Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this

Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 12.8. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.  Definitions.  (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 30.  Limitation of Liability of Reckson Subsidiaries.

(a)           Generally.  Notwithstanding anything to the contrary contained in this Guaranty but subject to the immediately following sentence, until the occurrence of the Reckson Limitation Termination Event the amount of Guarantied Obligations recoverable from the Reckson Subsidiaries that are Guarantors shall not exceed the Allocable Guaranty Limitation.  Upon the occurrence of the Reckson Limitation Termination Event and at all times thereafter, the limitations of the immediately preceding sentence shall cease to apply and shall be of no further force or effect.

(b)           Definitions.  As used in this Section, the following terms have the indicated meanings:

“Allocable Guaranty Limitation” means, at any time of determination, (i) the Overall Guaranty Limitation, times (ii) the aggregate amount of Pari Passu Indebtedness owing in respect of the Credit Agreement at such time, divided by (iii) the aggregate amount of all Pari Passu Indebtedness at such time.

“Overall Guaranty Limitation” means, at any time of determination, the sum of (a) $500,000,000, (or, in the event of a sale, financing or refinancing of a Property owned by a Reckson Party permitted under the Loan Documents, such lesser amount, as certified from time to time by the Borrower to the Agent, as shall equal 80% of the maximum amount of Pari Passu Indebtedness permitted to be maintained under Sections 1005 and 1006 of the Reckson Indenture), plus (b) 95% of the aggregate principal amount of Reckson Notes that are Outstanding Securities (as defined in the Reckson Indenture) or outstanding under the Reckson Note Purchase Agreement, as applicable, as of the Agreement Date which cease to be Outstanding Securities (as defined in the Reckson Indenture) or outstanding under the Reckson Note Purchase Agreement, as applicable, after the Agreement Date.

“Pari Passu Indebtedness” means Indebtedness (i) owing by the Borrower; (ii) evidenced by documents, instruments and agreements containing terms, conditions, representations, covenants and events of default substantially the same as, or less restrictive than, but in no event more restrictive than, those contained in the Credit Agreement and the other Loan Documents; (iii) that is not Secured Indebtedness; (iv) that ranks pari passu with the Indebtedness owing under the Credit Agreement; and (v) that has been Guarantied by each Reckson Party that is a Guarantor hereunder on terms substantially the same as the terms of this Guaranty (and in any event, including a provision identical in substance to this Section 30).  As of the date hereof, Pari Passu Indebtedness includes Indebtedness owing by the Borrower under (x) the Credit Agreement and other Loan Documents to which it is a party, (y) that certain Credit Agreement dated as of September 29, 2005 by and among the Borrower, the Parent, the financial institutions from time to time party thereto as “Lenders”, Wachovia Bank, National Association, as Agent and the other parties thereto and the other Loan Documents (as defined in such Credit Agreement) and (z) that certain Third Amended and Restated Credit Agreement dated as of December 28, 2005 by and among the Borrower, the Parent, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent, and the other parties thereto and the other Loan Documents (as defined in such Credit Agreement).

(c)           Effectiveness of Guaranty.  Notwithstanding anything contained in this Guaranty to the contrary, this Guaranty shall not be effective with respect to a Reckson Subsidiary that is a Guarantor at any time prior to the occurrence of the Acquisition.

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IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices:

c/o SL Green Operating Partnership, L.P.
420 Lexington Avenue
New York, New York 10170
Attn: Chief Financial Officer
Telephone:	(212) 594-2700
Telecopy:	(212) 216-1785

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                       , 200   , executed and delivered by                                        , a                                  (the “New Guarantor”), in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of January 24, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)           makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o SL Green Operating Partnership, L.P.
420 Lexington Avenue
New York, New York 10170
Attn: Chief Financial Officer
Telephone:	(212) 594-2700
Telecopy:	(212) 216-1785

Accepted:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT E

FORM OF NOTE

$	, 200

FOR VALUE RECEIVED, the undersigned, SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                    (the “Lender”), in care of Wachovia Bank, National Association, as Agent (the “Agent”) at Wachovia Bank, National Association, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                               AND          /100 DOLLARS ($                            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is one of the Notes referred to in the Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5. of the Credit Agreement, this Note may not be assigned by the Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

SL GREEN OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

SCHEDULE

This Note evidences a Term Loan made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT F

FORM OF OPINION OF COUNSEL

[ATTACHED]

F-1

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

                                  , 200

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code:  NC0166

Charlotte, North Carolina  28288-0166

Each of the Lenders Party to the Credit
Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SL Green Operating Partnership, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”) and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:

(1)           The undersigned is the                                             of the Borrower.

(2)           The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)           To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)           The representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(5)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Sections 9.1., 9.2. and 9.4. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1

[Calculations to be Attached]